Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-203798 and 333-203799) and on Form S-8 (File Nos. 333-195268 and 333-203874) of our report dated May 18, 2016 with respect to the statement of revenue and certain operating expenses of Forsythe Family Farms for the year ended December 31, 2015, which appears in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission by Farmland Partners Inc. on May 18, 2016.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

May 18, 2016